CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE - FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Cranbury NJ - February 2, 2017 -- 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income of $2.1 million and diluted earnings per share of $0.25 for the three months ended December 31, 2016 compared to net income of $1.6 million and diluted earnings per share of $0.20 for the three months ended December 31, 2015. For the year ended December 31, 2016, the Company reported net income of $9.3 million and diluted earnings per share of $1.14 compared to net income of $8.7 million and diluted earnings per share of $1.08 for the year ended December 31, 2015.

FOURTH QUARTER 2016 HIGHLIGHTS

•	Net income increased 26.2% and diluted earnings per share increased 25% compared to the fourth quarter of 2015.

•	Book value per share and tangible book value per share were $13.11 and $11.50, respectively, at December 31, 2016.

•	Net interest income was $9.1 million and the net interest margin was 3.83% on a tax equivalent basis.

•	Non-performing assets were $5.4 million, or 0.52% of assets, and included $166,000 of OREO at December 31, 2016.

•
The Bank did not record a provision for loan losses in the fourth quarter of 2016 due to net recoveries on loans of $8,000, the low level of non-performing and criticized loans, lower historical loan loss factors that reflected the continued improvement in loan credit quality and the current economic and operating environment.

•
On December 15, 2016, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.05 per common share that was paid on January 25, 2017 to shareholders of record as of the close of business on January 3, 2017.

FULL YEAR 2016 HIGHLIGHTS

•	Net income increased 7.2% to $9.3 million for the year ended December 31, 2016.

•	Diluted earnings per share increased 6.5% to $1.14 for the year ended December 31, 2016.

•	Return on average assets and return on average equity were 0.93% and 9.21%, respectively for the year ended December 31, 2016.

•	A credit (negative) provision for loan losses of $300,000 and net recoveries of loans of $234,000 were recorded.

•	Loans held in portfolio increased $42.7 million, or 6.3%, to $724.8 million at December 31, 2016 due primarily to growth in commercial real estate loans.

•
Deposits increased $47.8 million, or 6.1%, to $834.5 million at December 31, 2016 due primarily to growth of non-interest bearing and interest bearing demand deposit accounts, money market accounts and savings accounts.

Robert F. Mangano, President and Chief Executive Officer, stated “The Company’s financial results in 2016 reflected strong operating fundamentals generated by quality loan and core deposit growth. We continued to invest in personnel and systems to support the future growth of the Company.” Mr. Mangano added, “We made further progress in reducing our non-performing assets to a historically low level, which also contributed to the Company’s improved financial performance.”
Discussion of Financial Results
Net income was $2.1 million, or $0.25 per diluted share, for the fourth quarter of 2016 compared to $1.6 million, or $0.20 per diluted share, for the fourth quarter of 2015. The increase in net income of $427,000, or 26.2%, resulted primarily from a $404,000 increase in net interest income, a $1.1 million increase in non-interest income and a decrease of $500,000 in the provision for loan losses, which were partially offset by a $1.3 million increase in non-interest expense in the fourth quarter of 2016 compared to the fourth quarter of 2015. All share and per share amounts have been adjusted to reflect the effect of the five percent common stock dividend paid on February 1, 2016.

Net interest income was $9.1 million for the quarter ended December 31, 2016 and increased $404,000 compared to net interest income of $8.7 million for the fourth quarter of 2015. Interest income was $10.5 million for the three months ended December 31, 2016 compared to $9.9 million for the three months ended December 31, 2015 and increased primarily due to the growth of the loan portfolio. Average interest-earning assets were $971.0 million with a yield of 4.39% for the fourth quarter of 2016 compared to $895.1 million with a yield of 4.49% for the fourth quarter of 2015. The lower yield on average interest-earning assets in the fourth quarter of 2016 reflected primarily the lower yield earned on loans and investments. The yield on loans and investments declined due to the continued low interest rate environment as new loans were originated and investment securities were purchased at yields lower than the average yield on loans and investments, respectively, in the prior year period.
Interest expense on average interest bearing liabilities was $1.4 million, with a cost of 0.73%, for the fourth quarter of 2016 compared to $1.2 million, with a cost of 0.67%, for the fourth quarter of 2015. The $190,000 increase in interest expense on interest bearing liabilities for the fourth quarter of 2016 reflected primarily higher short-term market interest rates in 2016 and increased competition for deposits compared to 2015.
The net interest margin declined to 3.83% in the fourth quarter of 2016 compared to 3.96% in the fourth quarter of 2015 due primarily to the lower yield on average interest-earning assets and the higher cost of average interest bearing liabilities.
The Company did not record a provision for loan losses in the fourth quarter of 2016 compared to a provision for loan losses of $500,000 in the fourth quarter of 2015. A provision for loan losses was not required for the fourth quarter of 2016 due to lower historical loan loss factors, which reflected the improvement in loan credit quality, the resolution of non-performing loans and the significant reduction of net charge-offs of commercial and commercial real estate loans in 2016 and 2015. Management believes that the current economic and operating conditions are generally positive, which also was considered in management's evaluation of the adequacy of the allowance for loan losses. For the twelve months ended December 31, 2016, net recoveries of loans were $234,000 compared to net charge-offs of loans of $465,000 for the twelve months ended December 31, 2015.
Non-interest income was $2.0 million for the fourth quarter of 2016, an increase of $1.1 million, compared to $920,000 for the fourth quarter of 2015. Other income increased $626,000 in the fourth quarter of 2016 compared to the fourth quarter of 2015. In 2015, other income included a $692,000 loss on the sale of OREO. Excluding this loss, other income in 2016 decreased $66,000 compared to 2015. Other income in 2015 also included a recovery of $117,000 in excess of the carrying amount of an acquired non-performing loan. An increase of $499,000 in gains from the sales of loans also contributed to the increase in non-interest income for the fourth quarter of 2016. In the fourth quarter of 2016, $3.7 million of SBA loans were sold and gains of $335,000 were recorded compared to $3.4 million of loans sold and gains of $317,000 recorded in the fourth quarter of 2015. SBA guaranteed commercial lending activity and loan sales vary from period to period. In the fourth quarter of 2016, $34.3 million of residential mortgages were sold and $925,000 of gains were recorded compared to $21.3 million of loans sold and $444,000 of gains recorded in the fourth quarter of 2015. The increase in residential mortgage loans closed and sold was due primarily to the hiring of a new residential mortgage lending team in August 2016. Service charge income decreased $47,000 to $156,000 in the fourth quarter of 2016 from $203,000 in the fourth quarter of 2015 due primarily to lower fees for insufficient funds.
Non-interest expenses were $8.0 million for the fourth quarter of 2016, an increase of $1.3 million or 19.2%, compared to $6.7 million for the fourth quarter of 2015. Salaries and employee benefits expense increased $964,000, or 23% in 2016, due primarily to an increase of $529,000 in commissions paid to residential loan officers, $272,000 of salaries for additional commercial loan, business development and residential mortgage personnel and increases in employee benefits expenses. Commission expense increased due to the higher volume of residential mortgages originated in the fourth quarter of 2016. Occupancy costs increased $77,000, or 7.9%, due primarily to the occupancy costs of four residential mortgage loan production offices added in the third quarter of 2016. Data processing expenses increased $78,000 primarily due to service credits received from the provider that reduced the expense for the fourth quarter of 2015. FDIC insurance expense declined $5,000, or 3.8%, due to a lower assessment rate that reflected the Bank’s improvement in asset quality and financial performance. OREO expense declined due to the significant reduction in OREO assets. Other operating expenses increased $278,000 due primarily to increases of $67,000 in telephone expense, $65,000 in legal expense and $65,000 in internal and external professional audit fees related to management’s required year-end 2016 attestation regarding internal controls (Section 404 of the Sarbanes-Oxley Act).
Income tax expense was $1.0 million for the fourth quarter of 2016, resulting in an effective tax rate of 32.9% compared to income tax expense of $747,000, which resulted in an effective tax rate of 31.5%, for the fourth quarter of 2015. Income tax expense increased primarily due to the increase in pre-tax income. The effective tax rate increased due to the lower percentage of the total amount of tax-exempt interest income and income on Bank-owned life insurance as compared to pre-tax income.
At December 31, 2016, the allowance for loan losses was $7.5 million compared to $7.6 million at December 31, 2015. As a percentage of total loans, the allowance was 1.03% at December 31, 2016 compared to 1.11% at year end 2015. The decline in the allowance for loan losses as a percentage of loans reflected the lower level of non-performing loans and the lower historical loan loss factors at December 31, 2016 compared to December 31, 2015.
Total assets increased to $1.04 billion at December 31, 2016 from $968.0 million at December 31, 2015 due primarily to a $42.7 million increase in total loans, an increase of $15.9 million in investments, and an increase of $8.8 million in loans held for sale, which assets were funded primarily by increases of $47.8 million in deposits and $14.2 million in borrowings. Total portfolio loans at December 31, 2016 were $724.8 million compared to $682.1 million at December 31, 2015. The increase in loans was due primarily to a $35.1 million increase in commercial real estate loans, a $4.0 million increase in residential mortgage loans and a $2.3 million increase in construction loans.

Total deposits at December 31, 2016 were $834.5 million compared to $786.8 million at December 31, 2015, primarily reflecting the growth in core deposits. Interest bearing demand deposits increased $25.6 million, non interest-bearing demand deposits increased $10.9 million, savings deposits increased $9.0 million, and time deposits increased $2.2 million.

Regulatory capital ratios for the Company and the Bank continue to reflect a strong capital position. Under current regulatory capital standards, the Company’s common equity Tier 1 to risk based assets (“CET1”), total risk-based capital, Tier I capital, and leverage ratios were 10.40%, 13.24%, 12.41% and 10.93%, respectively, at December 31, 2016. The Bank’s CET1, total risk-based capital, Tier 1 capital and leverage ratios were 12.13%, 12.96%, 12.13% and 10.68%, respectively, at December 31, 2016. The Company and the Bank are considered “well capitalized” under these capital standards.
Asset Quality

Non-accrual loans were $5.2 million at December 31, 2016 compared to $6.0 million at December 31, 2015. During the fourth quarter of 2016, $139,000 of non-performing loans were resolved and $74,000 of loans were placed on non-accrual. Net recoveries of loans were $8,000 for the fourth quarter of 2016 and were $234,000 for the twelve months ended December 31, 2016. The allowance for loan losses was 144% of non-accrual loans at December 31, 2016 compared to 126% of non-accrual loans at December 31, 2015.

Overall, we observed stable trends in loan quality with non-performing loans to total loans of 0.72% and non-performing assets to total assets of 0.52% at December 31, 2016.

OREO at December 31, 2016 decreased to $166,000 from $1.0 million at December 31, 2015 due to the sale in the second quarter of 2016 of one residential property that was previously held in OREO.

About 1ST Constitution Bancorp
1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Little Silver and Asbury Park, New Jersey. 1ST Constitution Bank also operates four residential mortgage loan production offices in Forked River, Flemington, Jersey City and Somerset, New Jersey.
1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.
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1ST Constitution Bancorp
Selected Consolidated Financial Data
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Per Common Share Data: [1]
Earnings per common share - Basic	$0.26	$0.21	$1.17	$1.10
Earnings per common share - Diluted	0.25	0.20	1.14	1.07
Tangible book value per common share at the period-end			11.50	10.43
Book value per common share at the period-end			13.11	12.11
Average common shares outstanding:
Basic	7,985,677	7,923,018	7,962,121	7,901,278
Diluted	8,228,741	8,112,383	8,177,439	8,075,752
Shares outstanding:			7,993,789	7,922,968
Performance Ratios / Data:
Return on average assets	0.79%	0.67%	0.93%	0.89%
Return on average equity	7.86%	6.75%	9.21%	9.49%
Net interest income (tax-equivalent basis) [2]	$9,348	$8,942	$36,702	$37,331
Net interest margin (tax-equivalent basis) [3]	3.83%	3.96%	3.89%	4.07%
Efficiency ratio [4]	70.80%	68.31%	66.50%	66.10%

			December 31,	December 31,
			2016	2015
Loan Portfolio Composition:
Commercial Business			$99,650	$99,277
Commercial Real Estate			242,393	207,250
Construction Loans			96,035	93,745
Mortgage Warehouse Lines			216,259	216,572
Residential Real Estate			44,791	40,744
Loans to Individuals			23,736	23,074
Other Loans			207	233
Gross Loans			723,071	680,895
Deferred Costs (net)			1,737	1,226
Total Loans (net)			$724,808	$682,121

Asset Quality Data:
Loans past due over 90 days and still accruing			24	—
Non-accrual loans			5,174	6,020
OREO property			166	966
Total non-performing assets			$5,364	$6,986

Net recoveries (charge-offs)	$8	$(318)	$234	$(465)
Allowance for loan losses to total loans			1.03%	1.11%
Non-performing loans to total loans			0.72%	0.88%
Non-performing assets to total assets			0.52%	0.72%

Capital Ratios:
1ST Constitution Bancorp
Common equity to risk weighted assets ("CET 1")			10.40%	10.03%
Total capital to risk weighted assets			13.24%	13.08%
Tier 1 capital to risk weighted assets			12.41%	12.18%
Tier 1 capital to average assets (leverage ratio)			10.93%	10.80%
1ST Constitution Bank
Common equity to risk weighted assets ("CET 1")			12.13%	11.90%
Total capital to risk weighted assets			12.96%	12.80%
Tier 1 capital to risk weighted assets			12.13%	11.90%
Tier 1 capital to average assets (leverage ratio)			10.68%	10.55%
1All share and per share amounts have been adjusted to reflect the effect of the 5% stock dividend paid on February 1, 2016.
2The tax equivalent adjustment was $251 and $251 for the three months ended December 31, 2016 and December 31, 2015, respectively.
3Represents net interest income on a taxable equivalent basis as a percent of average interest earning assets.
4Represents non-interest expenses divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1ST Constitution Bancorp
Consolidated Balance Sheets
(Dollars in thousands)

	December 31, 2016	December 31, 2015
ASSETS
Cash and Due From Banks	$14,886	$11,368
Federal Funds Sold/Short Term Investments	—	—
Total cash and cash equivalents	14,886	11,368
Investment Securities:
Available for sale, at fair value	103,794	91,422
Held to maturity (fair value of $128,559 and $127,157 at December 31, 2016 and December 31, 2015, respectively)	126,810	123,261
Total investment securities	230,604	214,683

Loans Held for Sale	14,829	5,997
Loans	724,808	682,121
Less- Allowance for loan losses	(7,494)	(7,560)
Net loans	717,314	674,561

Premises and Equipment, net	10,673	11,109
Accrued Interest Receivable	3,095	2,853
Bank-Owned Life Insurance	22,184	21,583
Other Real Estate Owned	166	966
Goodwill and Intangible Assets	12,880	13,284
Other Assets	11,582	11,587
Total assets	$1,038,213	$967,991
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits
Non-interest bearing	$170,854	$159,918
Interest bearing	663,662	626,839
Total deposits	834,516	786,757

Borrowings	73,050	58,896
Redeemable Subordinated Debentures	18,557	18,557
Accrued Interest Payable	866	846
Accrued Expenses and Other Liabilities	6,423	6,975
Total liabilities	933,412	872,031

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value; 5,000,000 shares authorized, none issued	—	—
Common Stock, no par value; 30,000,000 shares authorized; 8,027,087 and 7,575,492 shares issued and 7,993,789 and 7,545,684 shares outstanding as of December 31, 2016 and December 31, 2015, respectively	71,695	70,845
Retained earnings	34,074	25,589
Treasury Stock, 33,298 shares and 29,908 shares at December 31, 2016 and December 31, 2015, respectively	(368)	(344)
Accumulated other comprehensive loss	(600)	(130)
Total shareholders’ equity	104,801	95,960
Total liabilities and shareholders’ equity	$1,038,213	$967,991

1ST Constitution Bancorp
Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
INTEREST INCOME:
Loans, including fees	$9,115	$8,543	$35,429	$35,597
Securities:
Taxable	809	784	3,268	3,167
Tax-exempt	523	523	2,078	2,131
Federal funds sold/interest earning deposits	9	12	88	50
Total interest income	10,456	9,862	40,863	40,945
INTEREST EXPENSE:
Deposits	1,055	940	4,044	3,704
Borrowings	189	139	687	577
Redeemable subordinated debentures	116	91	427	355
Total interest expense	1,360	1,170	5,158	4,636
Net interest income	9,096	8,692	35,705	36,309
PROVISION (CREDIT) FOR LOAN LOSSES	—	500	(300)	1,100
Net interest income after provision (credit) for loan losses	9,096	8,192	36,005	35,209
NON-INTEREST INCOME:
Service charges on deposit accounts	156	203	715	818
Gain on sales of loans	1,260	761	3,785	4,039
Income on Bank-owned life insurance	136	137	549	558
Other income	445	(181)	1,837	1,049
Total non-interest income	1,997	920	6,886	6,464
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,159	4,195	18,298	17,232
Occupancy expense	1,054	977	4,001	4,098
Data processing expenses	336	258	1,277	1,211
FDIC insurance expense	125	130	453	660
Other real estate owned expenses	5	103	81	734
Other operating expenses	1,352	1,074	4,873	5,011
Total non-interest expenses	8,031	6,737	28,983	28,946

Income before income taxes	3,062	2,375	13,908	12,727
INCOME TAXES	1,007	747	4,623	4,062
Net Income	$2,055	$1,628	$9,285	$8,665

NET INCOME PER COMMON SHARE
Basic	$0.26	$0.21	$1.17	$1.10
Diluted	$0.25	$0.20	$1.14	$1.07
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	7,985,677	7,923,018	7,962,121	7,901,278
Diluted	8,228,741	8,112,383	8,177,439	8,075,752

1ST Constitution Bancorp
Net Interest Margin Analysis
(Dollars in thousands)

	Three months ended December 31, 2016			Three months ended December 31, 2015
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Federal funds sold/interest earning deposits	$10,713	$9	0.32%	$22,587	$12	0.21%
Investment Securities:
Taxable	140,266	809	2.31%	124,302	784	2.52%
Tax-exempt (4)	85,640	775	3.62%	79,844	773	3.87%
Total	225,906	1,584	2.80%	204,146	1,557	3.05%
Loans: (1)
Construction	95,513	1,382	5.76%	94,710	1,410	5.91%
Residential real estate	43,645	476	4.36%	40,826	423	4.14%
Home Equity	22,640	256	4.51%	21,947	249	4.51%
Commercial and commercial real estate	312,530	4,194	5.34%	286,277	3,913	5.42%
SBA Loans	22,857	367	6.38%	20,668	306	5.87%
Mortgage warehouse lines	218,781	2,333	4.24%	195,126	2,180	4.43%
Loans Held for Sale	15,826	93	2.35%	6,676	47	2.82%
All Other Loans	2,622	14	2.10%	2,087	15	2.78%
Total	734,414	9,115	4.94%	668,317	8,543	5.07%
Total Interest-Earning Assets	971,033	$10,708	4.39%	895,050	$10,112	4.49%
Allowance for Loan Losses	(7,550)			(7,339)
Cash and Due From Bank	5,222			5,464
Other Assets	59,759			63,135
Total Assets	$1,028,464			$956,310

Liabilities and Shareholders’ Equity:
Money Market and NOW Accounts	$316,895	$307	0.39%	$294,984	$259	0.35%
Savings Accounts	205,217	320	0.62%	198,550	264	0.53%
Certificates of Deposit	147,714	428	1.15%	148,870	417	1.11%
Other Borrowed Funds	54,974	189	1.37%	28,695	139	1.92%
Trust Preferred Securities	18,557	116	2.50%	18,557	91	1.93%
Total Interest-Bearing Liabilities	743,357	$1,360	0.73%	689,656	$1,170	0.67%
Net Interest Spread (2)			3.66%			3.82%
Demand Deposits	171,152			163,089
Other Liabilities	9,969			8,534
Total Liabilities	924,478			861,279
Shareholders’ Equity	103,986			95,031
Total Liabilities and Shareholders’ Equity	$1,028,464			$956,310
Net Interest Margin (3)		$9,348	3.83%		$8,942	3.96%

(1)
Loan origination fees are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest earning assets.

(4)	Tax- equivalent basis.

1ST Constitution Bancorp
Net Interest Margin Analysis
(Dollars in thousands)

	Twelve months ended December 31, 2016			Twelve months ended December 31, 2015
	Average Balance	Interest	Average Yield	Average Balance	Interest	Average Yield
Assets:
Federal funds sold/interest earning deposits	$21,041	$88	0.42%	$23,131	$50	0.22%
Investment Securities:
Taxable	143,461	3,268	2.28%	127,859	3,167	2.48%
Tax-exempt (4)	81,570	3,075	3.77%	81,612	3,153	3.86%
Total	225,031	6,343	2.82%	209,471	6,320	3.02%
Loans: (1)
Construction	93,478	5,408	5.79%	95,627	5,961	6.23%
Residential real estate	42,694	1,858	4.28%	43,048	1,804	4.13%
Home Equity	23,250	1,025	4.41%	22,217	1,028	4.63%
SBA Loans	21,508	1,352	6.28%	19,409	1,100	5.67%
Commercial and commercial real estate	302,172	16,786	5.55%	290,301	16,510	5.69%
Mortgage warehouse lines	205,711	8,769	4.26%	203,074	8,894	4.38%
Loans Held for Sale	7,256	176	2.38%	8,954	246	2.71%
All Other Loans	2,367	55	2.34%	1,855	54	2.90%
Total	698,436	35,429	5.07%	684,485	35,597	5.20%
Total Interest-Earning Assets	944,508	$41,860	4.43%	917,087	$41,967	4.58%
Allowance for Loan Losses	(7,538)			(7,484)
Cash and Due From Bank	5,120			6,272
Other Assets	59,679			62,149
Total Assets	$1,001,769			$978,024

Liabilities and Shareholders’ Equity:
Money Market and NOW Accounts	$301,086	$1,128	0.37%	$300,814	$1,013	0.34%
Savings Accounts	206,069	1,208	0.59%	196,844	950	0.48%
Certificates of Deposit	152,078	1,708	1.12%	158,754	1,741	1.10%
Other Borrowed Funds	48,448	687	1.42%	38,472	577	1.50%
Trust Preferred Securities	18,557	427	2.30%	18,557	355	1.91%
Total Interest-Bearing Liabilities	726,238	$5,158	0.71%	713,441	$4,636	0.65%
Net Interest Spread (2)			3.72%			3.93%
Demand Deposits	166,519			164,419
Other Liabilities	8,205			8,857
Total Liabilities	900,962			886,717
Shareholders’ Equity	100,807			91,307
Total Liabilities and Shareholders’ Equity	$1,001,769			$978,024
Net Interest Margin (3)		$36,702	3.89%		$37,331	4.07%

(1)
Loan origination fees are considered an adjustment to interest income.  For the purpose of calculating loan yields, average loan balances include non-accrual loans with no related interest income and the average balance of loans held for sale.

(2)	The net interest rate spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest earning assets.

(4)	Tax- equivalent basis.